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MannKind Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE PRINCIPLES AND BOARD AND COMMITTEE MATTERS
PROPOSAL 2 APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 3 APPROVAL OF THE AMENDMENT TO MANNKIND’S 2004 EQUITY INCENTIVE PLAN
PROPOSAL 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 5 ADVISORY INDICATION ON THE PREFERRED FREQUENCY OF STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 6 RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
COMPENSATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
ANNUAL REPORT
OTHER MATTERS

MANNKIND CORPORATION
28903 North Avenue Paine
Valencia, CA 91355
(661) 775-5300
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, June 2, 2011
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of MannKind Corporation, or “MannKind,” a Delaware corporation. The meeting will be held on Thursday, June 2, 2011 at 10:00 a.m. local time at MannKind Corporation, 28903 North Avenue Paine, Valencia, California for the following purposes:
     1. To elect the nine nominees named herein as directors to serve for the ensuing year and until their successors are elected;
     2. To approve an amendment to MannKind’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 shares to 250,000,000 shares;
     3. To approve an amendment to MannKind’s 2004 Equity Incentive Plan;
     4. To approve, on an advisory basis, the compensation of the named executive officers of MannKind, as disclosed in MannKind’s proxy statement for the Annual Meeting;
     5. To indicate, on an advisory basis, the preferred frequency of stockholder advisory vote on the compensation of the named executive officers of MannKind;
     6. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm of MannKind for its fiscal year ending December 31, 2011; and
     7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
     These items of business are more fully described in the proxy statement accompanying this notice.
     The record date for the Annual Meeting is April 12, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors
/s/ David Thomson
David Thomson
Vice President, General Counsel and Secretary
Valencia, California
April [__], 2011
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy pursuant to the instructions set forth herein as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MANNKIND CORPORATION
28903 North Avenue Paine
Valencia, California 91355
PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 2, 2011
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
     We have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of MannKind Corporation (sometimes referred to as the “Company” or “MannKind”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of the meeting. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending the Notice to our stockholders of record. Our stockholders of record have also received a printed set of the proxy materials along with the Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
     We intend to mail the Notice on or about April [__], 2011 to all stockholders of record entitled to vote at the annual meeting.
Who can vote at the Annual Meeting?
     Only stockholders of record at the close of business on April 12, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were [__________] shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
     If on April 12, 2011 your shares were registered directly in your name with MannKind’s transfer agent, BNY Mellon Shareowner Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy pursuant to the instructions set forth below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
     If on April 12, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
     Management is presenting six proposals for stockholder vote.
Proposal 1. Election of Nine Directors
     The first proposal to be voted on is the election as directors of the nine nominees named herein for a one-year term. MannKind’s Board of Directors has nominated these nine people as directors. You may find information about these nominees, as well as information about MannKind’s Board of Directors and its committees, director compensation and other related matters beginning on page 8.
     You may vote “For” all the nominees, “Withhold” your votes as to all nominees or “Withhold” your votes as to specific nominees.
     The Board of Directors unanimously recommends a vote FOR all the director nominees named herein.

Proposal 2. Amendment of MannKind’s Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock.
     The second proposal to be voted on is to approve an amendment to MannKind’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 shares to 250,000,000 shares. You may find information about this proposal on page 16.
     You may vote “For” the proposal, vote “Against” the proposal or “Abstain” from voting on the proposal.
     The Board of Directors unanimously recommends a vote FOR this proposal.
Proposal 3. Approval of Proposed Amendment to MannKind’s 2004 Equity Incentive Plan
     The third proposal to be voted on is to approve an amendment to increase the maximum number of shares of common stock authorized for issuance under MannKind’s 2004 Equity Incentive Plan from 19,000,000 shares to 25,000,000 shares. Your approval of the proposal will also constitute a re-approval of the 2004 Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. You may find information about this proposal beginning on page 17.
     You may vote “For” the proposal, vote “Against” the proposal or “Abstain” from voting on the proposal.
     The Board of Directors unanimously recommends a vote FOR this proposal.
Proposal 4. Advisory Vote on Executive Compensation
     The fourth proposal is an advisory vote by the stockholders of MannKind regarding the compensation of the Company’s named executive officers as described in this proxy statement, including the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. The Company is seeking the stockholders’ approval, on an advisory basis, of the compensation of the named executive officers. You may find information about this proposal beginning on page 20.
     You may vote “For” the proposal, vote “Against” the proposal or “Abstain” from voting on the proposal.
     The Board of Directors unanimously recommends a vote FOR this proposal.
Proposal 5. Advisory Indication on the Preferred Frequency of Stockholder Advisory Vote on Executive Compensation
     The fifth proposal ia an advisory vote on the frequency of solicitation of stockholder approval of executive compensation.
     The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. You may find information about this proposal on page 22.
     The Board and the Compensation Committee value the opinions of our stockholders in this matter, and the Board of Directors intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.
     The Board of Directors unanimously recommends one year as the preferred frequency of stockholder advisory vote on executive compensation.
Proposal 6. Ratification of Selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for its Fiscal Year Ending December 31, 2011
     The sixth proposal to be voted on is to ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2011. It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions. You may find information about this proposal beginning on page 23.
     You may vote “For” the proposal, vote “Against” the proposal or “Abstain” from voting on the proposal.
     The Board of Directors unanimously recommends a vote FOR this proposal.

What if another matter is properly brought before the Annual Meeting?
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.
How do I vote?
     The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
     If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.
•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Your signed proxy card must be received by 5:00 PM U.S. Eastern time on June 1, 2011 to be counted.

•	To vote over the telephone, dial toll-free (866) 437-3716 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 5:00 PM U.S. Eastern time on June 1, 2011 to be counted.

•	To vote through the internet, go to http://www.proxypush.com/mnkd to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your vote must be received by 5:00 PM U.S. Eastern time on June 1, 2011 to be counted.
     We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from MannKind. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with the Notice, or contact your broker or bank to request a proxy form.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 12, 2011.
What if I return a proxy card or otherwise vote by proxy but do not make specific choices?
     If you voted by proxy without marking any voting selections, your shares will be voted “For” the election of the Board of Directors’ nine nominees for director listed in Proposal 1, “For” the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock in Proposal 2, “For” the amendment of the 2004 Equity Incentive Plan as provided in Proposal 3, “For” the advisory vote on executive compensation as provided in Proposal 4 and “For” one year as the preferred frequency of stockholder advisory vote on executive compensation as provided in Proposal 5 and “For” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 in Proposal 6. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
     We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
     If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each Notice to ensure that all of your shares are voted. Similarly, if you are a stockholder of record and you receive more than one set of proxy materials, your shares are registered in more than one name. If you intend to vote by proxy using the proxy cards you receive, please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
     Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of the following ways:
•	You may send a written notice that you are revoking your proxy to MannKind’s Secretary at 28903 North Avenue Paine, Valencia, CA 91355.

•	You may grant another proxy by telephone or through the internet.

•	You may submit another properly completed proxy card with a later date.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
     Your most current proxy, whether submitted by proxy card, telephone or internet, is the one that is counted.
     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
How are votes counted?
     Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and with respect to other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, except with respect to the election of directors, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal, except for Proposal 2. For Proposal 2, broker non-votes will have the same effect as “Against” votes.
What are “broker non-votes”?
     Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name (shares are held by your broker as your nominee), the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If you do not give instructions to your broker, your broker can vote your shares with respect to matters that are considered to be “routine,”, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals, election of directors and, for the first time, under a new amendment to the NYSE rules, executive compensation, including the stockholder advisory votes on executive compensation and on the frequency of stockholder advisory votes on executive compensation.

How many votes are needed to approve each proposal?
     For the election of directors, the nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome. Only the nine nominees named herein have been properly nominated for election as directors.
     To be approved, Proposal 2 regarding the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock must receive a “For” vote from the holders of a majority of the Company’s common stock having voting power outstanding on the record date for the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.
     To be approved, Proposals 3, 4 and 6 regarding amendment of the 2004 Equity Incentive Plan, approval, on an advisory basis, of the compensation of the named executive officers and ratification of the selection of the independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
     For Proposal 5, the proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. The Board and the Compensation Committee value the opinions of our stockholders in this matter, and the Board of Directors intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.
What is the quorum requirement?
     A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were [______] shares outstanding and entitled to vote. Thus, [______] shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
     Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file no later than June 8, 2011. If final voting results are not available to us in time to file a Form 8-K on or before June 8, 2011, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals due for next year’s annual meeting?
     To be considered for inclusion in MannKind’s proxy material for next year’s annual meeting, your proposal must be submitted in writing by [December     , 2011] to David Thomson, MannKind Corporation, 28903 North Avenue Paine, Valencia, CA 91355. If you wish to submit a proposal that is not to be included in MannKind’s proxy materials or nominate a director, you must do so not later than the close of business on March 4, 2012 nor earlier than the close of business on February 3, 2012. You are also advised to review the Company’s Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1
ELECTION OF DIRECTORS
     MannKind’s Board of Directors consists of nine directors. There are nine nominees for director this year, all of whom were nominated by our Board of Directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until the director’s death, resignation or removal. All nominees listed below are currently our directors and were previously elected by our stockholders at the 2010 Annual Meeting of Stockholders. It is our policy that directors are invited and expected to attend annual meetings. All previous directors attended the 2010 Annual Meeting of Stockholders.
     Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Nominees
     The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led our Board of Directors to conclude that each nominee should serve as a member of the Board.

Name	Age	Position Held With the Company
Alfred E. Mann	85	Chairman of the Board of Directors and Chief Executive Officer
Hakan S. Edstrom	61	President, Chief Operating Officer and Director
Abraham E. Cohen(1)	74	Director
Ronald Consiglio(2)(3)	67	Director
Michael Friedman, M.D.(1)(2)	67	Director
Kent Kresa(1)(2)	73	Director
David H. MacCallum(3)	73	Director
Henry L. Nordhoff(3)	69	Director
James S. Shannon, M.D., MRCP (UK)(1)	54	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.
     Alfred E. Mann has been one of our directors since April 1999, our Chairman of the Board since December 2001 and our Chief Executive Officer since October 2003. He founded and formerly served as Chairman and Chief Executive Officer of MiniMed, Inc., a publicly traded company focused on diabetes therapy and microinfusion drug delivery that was acquired by Medtronic, Inc. in August 2001. Mr. Mann also founded and, from 1972 through 1992, served as Chief Executive Officer of Pacesetter Systems, Inc. and its successor, Siemens Pacesetter, Inc., a manufacturer of cardiac pacemakers, now the Cardiac Rhythm Management Division of St. Jude Medical Corporation. Mr. Mann founded and since 1993, has served as Chairman and until January 2008, as Co-Chief Executive Officer of Advanced Bionics Corporation, a medical device manufacturer focused on neurostimulation to restore hearing to the deaf and to treat chronic pain and other neural deficits, that was acquired by Boston Scientific Corporation in June 2004. In January 2008, the former stockholders of Advanced Bionics Corporation repurchased certain segments from Boston Scientific Corporation and formed Advanced Bionics LLC for cochlear implants and Infusion Systems LLC for infusion pumps. Mr. Mann was non-executive Chairman of both entities. Advanced Bionics LLC was acquired by Sonova Holdings on December 30, 2009. Infusion Systems LLC was acquired by the Alfred E. Mann Foundation in February 2010. Mr. Mann has also founded and is non-executive Chairman of Second Sight Medical Products, Inc., which is developing a visual prosthesis for the blind; Bioness Inc., which is developing rehabilitation neurostimulation systems; Quallion LLC, which produces batteries for medical products and for the military and aerospace industries; and Stellar Microelectronics Inc., a supplier of electronic assemblies to the medical, military and aerospace industries. Mr. Mann also founded and is the managing member of PerQFlo, LLC, which is developing drug delivery systems. Mr. Mann is the managing member of the Alfred Mann Foundation and is also non-executive Chairman of Alfred Mann Institutes at the University of Southern California, AMI Purdue and AMI Technion, and the Alfred Mann Foundation for Biomedical Engineering, which is establishing additional institutes at other research universities. Mr. Mann is also non-executive Chairman of the Southern

California Biomedical Council and a Director of the Nevada Cancer Institute. Mr. Mann holds bachelor’s and master’s degrees in Physics from the University of California at Los Angeles, honorary doctorates from Johns Hopkins University, the University of Southern California, Western University and the Technion-Israel Institute of Technology and is a member of the National Academy of Engineering. The Board believes that Mr. Mann’s business experience, including his extensive experience as a founder, board member and executive officer of medical device companies, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills.
     Hakan S. Edstrom has been our President and Chief Operating Officer since April 2001 and has served as one of our directors since December 2001. Mr. Edstrom was with Bausch & Lomb, Inc., a health care product company, from January 1998 to April 2001, advancing to the position of Senior Corporate Vice President and President of Bausch & Lomb, Inc. Americas Region. From 1981 to 1997, Mr. Edstrom was with Pharmacia Corporation, where he held various executive positions, including President and Chief Executive Officer of Pharmacia Ophthalmics Inc. Mr. Edstrom was educated in Sweden and holds a master’s degree in Business Administration from the Stockholm School of Economics. The Board believes that Mr. Edstrom’s business experience, including his extensive experience as an executive officer of health care product companies, combined with his business acumen and judgment provide our Board with valuable operational expertise and leadership skills.
     Abraham (Barry) E. Cohen has been one of our directors since May 2007. Mr. Cohen served as Senior Vice President of Merck & Co. until his retirement in January 1992 and as President of the Merck Sharp & Dohme International Division from 1977 to 1988. Since his retirement, Mr. Cohen has been active as an international business consultant. He is presently a director of Chugai Pharmaceutical Co., Ltd. and Teva Pharmaceutical Industries Ltd. The Board believes that Mr. Cohen’s business experience, including his experience as an executive officer of Merck, and his service on other public company boards, combined with his business acumen and judgment provide our Board with valuable operational expertise and leadership skills.
     Ronald Consiglio has been one of our directors since October 2003. Since 1999, Mr. Consiglio has been the managing director of Synergy Trading, a securities-trading partnership. From 1999 to 2001, Mr. Consiglio was Executive Vice President and Chief Financial Officer of Trading Edge, Inc., a national automated bond-trading firm. From January 1993 to 1998 Mr. Consiglio served as Chief Executive Officer of Angeles Mortgage Investment Trust, a publicly traded Real Estate Investment Trust. His prior experience includes serving as Senior Vice President and Chief Financial Officer of Cantor Fitzgerald & Co. and as a member of its board of directors. Mr. Consiglio is currently a member of the board of trustees for the Metropolitan West Funds. Mr. Consiglio is a certified public accountant and holds a bachelor’s degree in accounting from California State University at Northridge. The Board believes that Mr. Consiglio’s knowledge and understanding of accounting and finance, his experience as a board member and executive officer at financial services firms, combined with his business acumen and judgment provide our Board with valuable accounting, financial and operational expertise and leadership skills.
     Michael Friedman, M.D. has been one of our directors since December 2003. Currently, Dr. Friedman is the President and Chief Executive Officer of the City of Hope National Medical Center. Previously, from September 2001 until April 2003, Dr. Friedman held the position of Senior Vice President of Research and Development, Medical and Public Policy, for Pharmacia Corporation and, from July 1999 until September 2001, was a senior vice president of Searle, a subsidiary of Monsanto Company. From 1995 until June 1999, Dr. Friedman served as Deputy Commissioner for Operations for the Food and Drug Administration, and was Acting Commissioner and Lead Deputy Commissioner from 1997 to 1998. Dr. Friedman received a bachelor of arts degree, magna cum laude, from Tulane University, New Orleans, Louisiana, and a doctorate in medicine from the University of Texas, Southwestern Medical School. The Board believes Dr. Friedman’s business experience, including his experience as an executive officer at biopharmaceutical companies and a leading clinical and research center specializing in cancer and diabetes, and his service at the Food and Drug Administration, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills.
     Kent Kresa has been one of our directors since June 2004. Mr. Kresa is Chairman Emeritus of Northrop Grumman Corporation, a defense company and from September 1990 until October 2003, he was its Chairman. He also served as Chief Executive Officer of Northrop Grumman Corporation from January 1990 until March 2003 and as its President from 1987 until September 2001. Mr. Kresa is also Chairman of the Board of Trustees of the California Institute of Technology (“Caltech”) and has been a member of the Caltech Board of Trustees since 1994. Mr. Kresa serves on the boards of Fluor Corporation, and several non-profit organizations and universities. He is also on the Advisory Board of Trust Company of the West. As a graduate of Massachusetts Institute of Technology, he received a B.S. in 1959, an M.S. in 1961, and an E.A.A. in 1966, all in aeronautics and astronautics. The Board believes that Mr. Kresa’s business experience, including his experience as a director and executive officer of Northrop Grumman, and his service on other public company boards, combined with his business acumen and judgment provide our Board with valuable operational expertise and leadership skills.

     David H. MacCallum has been one of our directors since June 2004. Currently, Mr. MacCallum is the Managing Partner of Outer Islands Capital, a hedge fund specializing in health care investments. From June 1999 until November 2001, he was Global Head of Health Care investment banking for Salomon Smith Barney, part of Citigroup, a financial institution. Prior to joining Salomon Smith Barney, he was Executive Vice President and Head of the Health Care group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution, from April 1998 to June 1999. Prior to that, Mr. MacCallum formed the Life Sciences group at UBS Securities, an investment banking firm, where he was Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities, he built the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum received an A. B. degree from Brown University and an M.B.A. degree from New York University. He is a Chartered Financial Analyst. The Board believes that Mr. MacCallum’s knowledge and understanding of accounting and finance, his business experience in the investment banking industry, combined with his business acumen and judgment provide our Board with valuable accounting, financial and operational expertise and leadership skills.
     Henry L. Nordhoff has been one of our directors since March 2005. Mr. Nordhoff has served as Chairman of the Board of Gen-Probe Incorporated, a clinical diagnostic and blood screening company, since September 2002 and served as Chief Executive Officer and President of Gen-Probe from July 1994 until May 2009. Prior to joining Gen-Probe, he was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. He received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University. The Board believes that Mr. Nordhoff’s business experience, including his experience as a director and executive officer at pharmaceutical and biotech companies, combined with his business acumen and judgment provide our Board with valuable operational expertise and leadership skills.
     James S. Shannon, M.D., MRCP (UK) has been one of our directors since February 2010. Dr. Shannon is currently the President and Chief Executive Officer of Cerimon Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Cerimon in December 2008, he held the position of Global Head of Pharma Development at Novartis AG, a health care products company, based in Basel, Switzerland. After joining Sandoz Ltd., a pharmaceutical company (now part of Novartis) in 1994 as Head of Drug Regulatory Affairs, Dr. Shannon held a number of senior positions in Novartis including Head of the Integration Office for R&D overseeing the creation of the Novartis R&D groups from those of Ciba-Geigy Ltd., a biological and chemicals company (now part of BASF SE) and Sandoz and also Head of the Cardiovascular Strategic Team. Subsequently he was appointed Global Head of Project Management before being appointed Global Head of Clinical Development and Medical Affairs in 1999, a position that he held until 2005 when he was appointed to Head Pharma Development. He first entered the pharmaceutical industry in 1987 joining Sterling Winthrop Inc. working initially in Europe and subsequently in the USA, where he held positions of increasing responsibility in the management of research and development ultimately serving as Senior Vice-President, Clinical Development. Dr. Shannon is trained in Medicine and Cardiology. He received his undergraduate and postgraduate degrees at Queen’s University of Belfast and is a Member of the Royal College of Physicians (UK). The Board believes that Dr. Shannon’s business experience and his extensive experience in drug development, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills.
The Board of Directors recommends
a vote for the election of all named nominees.
CORPORATE GOVERNANCE PRINCIPLES AND BOARD AND COMMITTEE MATTERS
Independence of the Board of Directors
     As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.
     Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his family members and the Company, its senior management and its independent auditors, the Board of Directors affirmatively has determined that all of the Company’s directors other than Mr. Mann and Mr. Edstrom are independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors has a material or other disqualifying relationship with the Company.
Information Regarding the Board of Directors and its Committees
     We are committed to maintaining the highest standards of business conduct and ethics. Our Board of Directors has adopted a Code of Business Conduct and Ethics and adheres to corporate governance guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The charters for various Board committees set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Board of Directors adopted these measures to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002, as amended. Our Code of Business Conduct and Ethics, as well as the charters for each committee of the Board, may be viewed on our website at www.mannkindcorp.com.
Board Leadership Structure
     Our Board of Directors is currently chaired by the Chief Executive Officer, Mr. Mann who is also the founder of the Company and our largest stockholder. Our Board of Directors believes that combining the positions of Chief Executive Officer and Chairman of the Board provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. The Company also believes that it is advantageous to have a Chairman of the Board with an extensive history with and knowledge of the Company and is seen by both our partners and investors as providing strong leadership to the Company (as is the case with Mr. Mann). Our Board of Directors has not appointed a lead independent director.
Role of the Board in Risk Oversight
     One of the key functions of our Board of Directors is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Compensation Committee reviews and approves individual and corporate performance goals, advises the Board regarding the adoption, modification, or termination of compensation plans and policies and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Committees of the Board of Directors
     The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All three committees operate under written charters adopted by our Board, all of which are available on our website at www.mannkindcorp.com.
     Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. Below is a description of each committee.
   Audit Committee
     Our Audit Committee consists of Mr. Consiglio (chair), Mr. MacCallum and Mr. Nordhoff, each of whom is an independent member of our Board of Directors (as determined by our Board based on its annual review of the independence requirement of Audit Committee members provided in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The functions of this committee include, among others:

•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•	determining the engagement of the independent registered public accounting firm;

•	approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.
     We have appointed Mr. Consiglio as our “Audit Committee financial expert,” as that term is defined in applicable SEC rules. In making such determinations, the Board of Directors made a qualitative assessment of Mr. Consiglio’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee. Our Audit Committee charter can be found on our corporate website at http://www.mannkindcorp.com. The Audit Committee met 13 times during 2010. The report of the Audit Committee is included herein on page 41.
   Compensation Committee
     Our Compensation Committee consists of Mr. Kresa (chair), Mr. Cohen, Dr. Friedman, and Dr. Shannon each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The functions of this committee include, among others:
•	reviewing and recommending policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and recommending compensation of these officers based on such evaluations;

•	administering our benefit plans and the issuance of stock options and other awards under our stock plans;

•	recommending the type and amount of compensation to be paid or awarded to members of our Board of Directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.
     Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The Compensation Committee met five times during 2010.
     The processes and procedures of the Compensation Committee with respect to executive compensation are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement. Our Compensation Committee charter can be found on our corporate website at http://www.mannkindcorp.com. The report of the Compensation Committee is included herein on page 40.

   Nominating and Corporate Governance Committee
     Our Nominating and Corporate Governance Committee consisted of Dr. Friedman (chair), Mr. Consiglio and Mr. Kresa, each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The functions of this committee include, among others:
•	planning for succession with respect to the position of CEO and other senior executives;

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of the Board of Directors and monitoring committee evaluations;

•	suggesting, as appropriate, ad-hoc committees of the Board of Directors;

•	developing guidelines for board composition; and

•	reviewing and evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee and its members, including compliance of the Nominating and Corporate Governance Committee with its charter.
     Our Nominating and Corporate Governance Committee charter can be found on our corporate website at http://www.mannkindcorp.com. The Nominating and Corporate Governance Committee met once during 2010.
Consideration of Director Nominees
   Director Qualifications
     The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
   Evaluating Nominees for Director
     The Nominating and Corporate Governance Committee review candidates for director nominees in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is important that directors represent diverse viewpoints.
     The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely nomination of a candidate for election as a director at any annual meeting from a stockholder or stockholders holding more than 5% of our voting stock.

   Stockholder Nominations
     The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether a candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must do so by delivering at least 120 days prior to the anniversary date of the mailing of MannKind’s proxy statement for its last annual meeting of stockholders a written recommendation to the Nominating and Corporate Governance Committee, c/o MannKind Corporation, 28903 North Avenue Paine, Valencia, California 91355, Attn: Corporate Secretary. Each submission must set forth:
•	the name and address of the MannKind stockholder on whose behalf the submission is made;

•	the number of MannKind shares that are owned beneficially by such stockholder as of the date of the submission;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.
     Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
Meetings of the Board of Directors
     The Board of Directors met five times during the last fiscal year. Each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.
Executive Sessions
     As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.
Stockholder Communications with the Board of Directors
     The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director c/o MannKind Corporation, 28903 North Avenue Paine, Valencia, California 91355, Attn: Corporate Secretary. Communications also may be sent by e-mail to the following address board@mannkindcorp.com. Each communication must set forth the name and address of the MannKind stockholder on whose behalf the communication is sent. Each communication will be screened by MannKind’s Corporate Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Examples of inappropriate communications include junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined by the Corporate Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.
     The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Code of Business Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics Policy that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller), and have posted the text of the policy on our website (www.mannkindcorp.com) in connection with “Investors” materials. In addition, we intend to promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended December 31, 2010, Messrs. Cohen and Kresa and Drs. Friedman and Shannon served on our Compensation Committee. None of Messrs. Cohen or Kresa or Drs. Friedman or Shannon has ever been one of our officers or employees. During 2010, none of our executive officers served as a member of the Board of Directors or Compensation Committee of any other entity that had one or more executive officers who served on our Board of Directors or Compensation Committee.

PROPOSAL 2
APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
     MannKind’s Board of Directors is requesting stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the Company’s authorized number of shares of common stock from 200,000,000 shares to 250,000,000 shares.
     The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for effects incidental to increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
     In addition to the 127,793,178 shares of common stock outstanding on December 31, 2010, the Board has reserved 14,840,123 shares of common stock for issuance under our equity incentive plans. Of this number, 7,760,823 shares are reserved for issuance upon exercise of stock options that are currently outstanding, 3,271,644 shares are reserved for issuance upon vesting of outstanding restricted stock units and 3,807,646 shares are reserved for future issuances and grants made under our equity incentive plans. In addition, the Board has reserved 23,559,167 shares of common stock which may be issued upon the conversion of our outstanding 3.75% senior convertible notes due 2013 and 5.75% senior convertible notes due 2015 and 15,400,000 shares of common stock which may be issued and sold pursuant to common stock purchase agreements if the Company is able to satisfy the conditions precedent for sales of shares under these agreements.
     Although at present the Board of Directors has no other plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the Company’s business or product lines through the acquisition of other businesses or products; and other purposes.
     The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), stockholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.
     The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve this amendment to the Company’s Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.
The Board of Directors recommends
a vote in favor of Proposal 2.

PROPOSAL 3
APPROVAL OF THE AMENDMENT TO MANNKIND’S 2004 EQUITY INCENTIVE PLAN
     During 2004, our Board of Directors and our stockholders approved the amendment and restatement of our 2001 Stock Awards Plan, now known as our 2004 Equity Incentive Plan (the “Plan”). Initially, there were 5,000,000 shares of common stock reserved for issuance under the Plan and our Board of Directors and our stockholders approved reserve increases in 2006 and 2007. In May 2009, our Board of Directors and our stockholders increased the total number of shares of our common stock authorized for issuance under the Plan to 19,000,000 shares.
     During 2010, our Board of Directors granted options to purchase 2,051,300 shares at a weighted average exercise price of $6.03 and granted 1,412,852 restricted stock units. As of December 31, 2010, options to purchase 7,760,833 shares with a weighted average exercise price of $6.91 and a weighted average remaining term of 7.60 years were outstanding and 3,271,644 restricted stock units were outstanding under the Plan and only 3,613,146 shares of common stock remained available for issuance under the Plan.
     You are being asked to approve an increase in the number of shares reserved for issuance under the Plan from 19,000,000 to 25,000,000. Stockholder approval of this proposal will also constitute a re-approval of the Plan for purposes of Section 162(m) of the Code. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
     The Company believes it is in the best interests of the Company’s stockholders and employees to increase the number of shares of common stock available to the Plan by 6,000,000 shares, as this will allow the Company to continue to attract and retain quality personnel and to promote employee participation in equity ownership of the Company. Additionally, the Company is seeking approval of the Plan so that awards granted under the Plan will continue to be able to qualify under Section 162(m) of the Code as deductible performance-based compensation.
The Board Of Directors Unanimously Recommends
A Vote in favor For Proposal 3.
Features of 2004 Equity Incentive Plan
     The essential features of the Plan are outlined below:
     General. The Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonuses, restricted stock unit awards and other stock awards (collectively “awards”). Incentive stock options, or ISOs, granted under the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options, or NSOs, granted under the Plan are not intended to qualify as incentive stock options under the Code. Stock appreciation rights granted under the Plan may be tandem rights, concurrent rights or independent rights. To date, the Company has granted only stock options and restricted stock awards under the Plan.
     Purpose. The Board adopted the Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to acquire stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 256 employees, directors and consultants of the Company and its affiliates are eligible to participate in the Plan.
     Share reserve. An aggregate of 19,000,000 shares of our common stock are currently reserved for issuance under the Plan. If this proposal is approved by the stockholders, 25,000,000 shares of our common stock will be reserved for issuance under the Plan. Shares subject to options and stock awards that expire, terminate, are repurchased or are forfeited under the Plan will again become available for the grant of awards under the Plan. Shares issued under the Plan may be previously unissued shares or reacquired shares bought on the market or otherwise. If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a “net exercise,” the number of shares that are not delivered to the participant shall remain available for the grant of awards under the Plan. If the exercise of any stock award is satisfied by tendering shares of common stock held by the participant, the number of shares tendered shall become available for the grant of awards under the Plan. The maximum number of shares that may be issued under the Plan subject to incentive stock options is 7,000,000.

     As of March 31, 2011, options to purchase 8,251,272 shares of our common stock and 4,418,767 restricted stock units were outstanding under the Plan.
     Administration. Our Board of Directors administers the Plan, and the board has delegated authority to administer the Plan to the Compensation Committee of the Board of Directors. Subject to the terms of the Plan, the plan administrator will determine the stock award recipients and grant dates, the numbers and types of stock awards to be granted under the Plan and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, purchase price or strike price, as applicable, for stock awards granted under the Plan.
     Eligibility of awards. The Plan provides for the grant of ISOs, NSOs, restricted stock awards, stock appreciation rights, phantom stock awards and other stock awards based in whole or in part by reference to our common stock. ISOs may be granted solely to our employees, including officers. All other stock awards under the Plan may generally be granted to our employees, directors, officers and consultants.
     Stock options. Stock options are granted under the Plan pursuant to a stock option agreement. Generally, the exercise price for an ISO cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. The exercise price for an NSO is determined by our Board of Directors. Options granted under the Plan vest at the rate specified in the stock option agreement. In addition, our Plan allows for the early exercise of options, as set forth in an applicable stock option agreement. All shares of our common stock acquired through options exercised early may be subject to repurchase by us. Options granted under the Plan prior to its amendment and restatement in 2004 vest at the minimum rate of at least 20% per year and do not provide for early exercise. Stock options generally vest over four years, typically at the rate of 25% after one year and ratably on a monthly basis over a period of 36 months thereafter. Restricted stock units generally vest over four years with consideration satisfied by service to the Company.
     In general, the term of stock options granted under the Plan may not exceed ten years. With respect to options granted under the Plan following our initial public offering in 2004, unless the terms of an optionee’s stock option agreement provide for earlier termination, if an optionee’s service relationship with us, or any affiliate of ours, terminates due to disability, death or retirement, the optionee, or his or her beneficiary, generally may exercise any vested options after the date the service relationship ends for up to twelve months in the event of disability, up to eighteen months in the event of death and up to twenty-four months in the event of selected retirements. If an optionee’s relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or retirement, the optionee may exercise any vested options for up to three months after the termination of service, unless the terms of the stock option agreement provide for earlier or later termination. However, in the event the optionee’s service with us, or an affiliate of ours, is terminated for cause (as defined in the Plan), all options held by the optionee under the Plan will terminate in their entirety on the date of termination.
     With respect to options granted under the Plan prior to our initial public offering in 2004, if an optionee’s service with us is terminated due to disability or death, the optionee, or his or her beneficiary, may exercise any vested options for up to six months after the date of termination. If an optionee’s service with us is terminated for any reason other than disability or death, the optionee may exercise any vested options for up to thirty days after the date of termination. However, in the event an optionee’s service with us is terminated for cause under the terms of the Plan, all options held by the optionee under the Plan will terminate on the date of termination.
     Acceptable consideration for the purchase of our common stock issued under the Plan will be determined by our Board of Directors and may include cash or common stock previously owned by the optionee, or may be paid through a deferred payment arrangement, a broker assisted exercise, the net exercise of the option or other legal consideration or arrangements approved by our Board of Directors.
     Generally, options granted under the Plan may not be transferred other than by will or the laws of descent and distribution unless the optionee holds an NSO and the related option agreement provides otherwise. However, an optionee may designate a beneficiary who may exercise the options granted under the Plan following the optionee’s death.
     Tax limitations on stock option grants. ISOs may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock subject to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to a 10% stockholder unless the following conditions are satisfied:
•	the option exercise price is at least 110% of the fair market value of the stock subject to the option on the grant date; and

•	the term of any ISO award must not exceed five years from the grant date.

     Section 162(m). Section 162(m) of the Code denies an income tax deduction to publicly held corporations for certain compensation paid to certain “covered employees” in a taxable year to the extent that the compensation exceeds $1,000,000. Currently, a “covered employee” is the company’s chief executive officer and the next three highest paid executive officers, not including the chief financial officer. Section 162(m) provides an exception to this deduction limitation for qualified performance-based compensation. In general, stock options that are granted by our Compensation Committee and that have an exercise price of not less than the fair market value of our common stock will be deemed to qualify as performance-based compensation if the Plan contains a limit on the maximum number of shares underlying those stock options that can be granted to any person during any period of time. To comply with this requirement, the Plan provides that no person may be granted options under the Plan covering more than 2,000,000 shares of our common stock in any calendar year. If our stockholders approve Proposal 4, awards granted under the Plan will continue to be able to qualify under Section 162(m) of the Code as deductible performance-based compensation.
     Restricted stock awards. Restricted stock awards are purchased through a restricted stock award agreement. To the extent required by law, the purchase price for restricted stock awards must be at least the par value of the stock. The purchase price for a restricted stock award may be payable in cash or through a deferred payment or related arrangement, the recipient’s past services performed for us, or any other form of legal consideration or arrangement acceptable to our Board of Directors. Rights to acquire shares under a restricted stock award may be transferred only as set forth in the restricted stock award agreement.
     Stock appreciation rights. Stock appreciation rights are granted under the Plan pursuant to stock appreciation rights agreements. The plan administrator determines the strike price for a stock appreciation right. Stock appreciation rights granted under the Plan vest at the rate specified in the stock appreciation rights agreement.
     The plan administrator determines the term of stock appreciation rights granted under the Plan. Unless the terms of an awardee’s stock appreciation rights agreement provides otherwise, if an awardee’s service relationship with us, or any affiliate of ours, terminates for any reason, the awardee, or his or her beneficiary, may exercise any vested stock appreciation rights for up to three months after the date the service relationship ends unless the terms of the agreement provide for earlier or later termination.
     Restricted stock units or phantom stock. Awards of restricted stock units are granted under the Plan pursuant to phantom stock award agreements. A restricted stock unit may require the payment of at least the par value of the option subject to the award. Payment of any purchase price may be made in cash or common stock previously owned by the recipient or other permissible consideration including services rendered to the Company. All unvested restricted stock units will be forfeited upon termination of the holder’s service relationship with us, or any affiliate of ours, to the extent not vested on that date.
     Other stock awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting and any repurchase rights associated with these awards.
     Corporate transactions and changes in control. In the event of certain corporate transactions, all outstanding stock awards granted under the Plan following our initial public offering will be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for these awards, the vesting provisions of these awards will generally be accelerated and the awards will be terminated if not exercised prior to the effective date of the corporate transaction. We may assign any repurchase or reacquisition rights held by us with respect to outstanding stock awards to the surviving or acquiring entity. Following certain change in control transactions, the vesting and exercisability of certain stock awards granted under the Plan following our initial public offering generally will be accelerated only if and to the extent provided in the awardee’s award agreement.
     In the event of a stock split, reverse stock split, stock dividend, combination or reclassification of the stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company, our Board of Directors will make appropriate adjustments to any or all of (i) the number and kind of shares which may thereafter be issued in connection with awards, (ii) the number and kind of shares issued or issuable for outstanding awards, and (iii) the exercise price, grant price, or purchase price relating to any award.
     Additional provisions. Our Board of Directors has the authority to amend outstanding awards granted under the Plan, except that no amendment may adversely affect an award without the recipient’s written consent. Our Board of Directors has the power to amend, suspend or terminate the Plan. However, some amendments also require stockholder approval.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
     The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement (commonly referred to as a “say on pay” proposal). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
     The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained on pages 28 to 39 of this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are appropriately designed to attract and retain the individuals needed to support the Company’s business strategy and to compete effectively with pharmaceutical and biotechnology companies while aligning with the long-term interests of the Company’s stockholders
     Applying these philosophies, the Board of Directors has set specific compensation goals designed to help the Company achieve our short and long-term business and performance goals. Our executive compensation program emphasizes pay-for-performance. The compensation package for our executive officers includes both cash and equity incentive plans that align an executive’s compensation with our short-term and long-term performance goals and objectives.
     The Board of Directors believes that the base salaries of our executive officers should be set at approximately the median base salary levels of executive officers in our competitive market. In 2009 and for the first half of 2010, the base salaries of our named executive officers were held at 2008 levels. Upon acceptance by the U.S. Food and Drug Administration, or FDA, of the AFREZZA new drug application, or NDA, which was resubmitted to the FDA in June 2010 following a Complete Response letter from the FDA in March 2010, the annual base salaries of our executive officers were increased prospectively, effective July 1, 2010.
     The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level and for achieving individual annual performance objectives. The goals for the Company and individual measures are established so that target attainment is not assured. The attainment of payment for performance at or above target levels requires significant effort on the part of our named executive officers. Our named executive officers’ target annual cash incentive awards is expressed as a percentage of base salary and reflects market competitive levels. In 2010, the total cash compensation levels of the named executive officers increased from the total cash compensation levels in 2009.
     Long-term equity incentives are intended to reward executives for growth in shareholder value. In 2010, our long-term equity incentive awards to our named executive officers reflected the grant guidelines we adopted in 2007, and are based on our determination of appropriate and competitive annual award values. The guidelines for executive officers seek to deliver approximately 75% of the award value in stock options and 25% of the award value in restricted stock units. We believe this mix of equity aligns with the interests of stockholders and encourages both stock price growth and retention.
     We have limited perquisite benefits (e.g. automobile allowances) for our named executive officers and we currently do not provide any deferred compensation programs or supplemental pensions to any of our named executive officers.
     We believe that our pay practices are reasonable and in the best interests of our Company and our stockholders. To that end, we do not use tax gross-ups, guaranteed bonuses, “single-trigger” benefits payable upon a change in control without a corresponding separation from service, or similar pay practices.
     For these reasons, the Board of Directors is asking stockholders to support the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
     “RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

     While this advisory vote on executive compensation is non-binding, the Board of Directors and the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will review the voting results and consider the outcome of the vote when making future compensation decisions for named executive officers.
     The Board of Directors recommends that you vote in favor of the compensation of the Company’s named executive officers as described in this proxy statement, including the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables.
The Board Of Directors Recommends
A Vote In Favor Of Proposal 4.

PROPOSAL 5
ADVISORY INDICATION ON THE PREFERRED FREQUENCY OF STOCKHOLDER ADVISORY VOTE ON
EXECUTIVE COMPENSATION
     The Dodd-Frank Act also enables the Company’s stockholders to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote once every one, two or three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, we recommend that our stockholders select a frequency of one year, or an annual vote.
     In formulating its recommendation, the Board of Directors considered several factors in determining the appropriate frequency of advisory votes on executive compensation. On the one hand, the Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues, such as our compensation policies and procedures. The Board of Directors also believes that a well-structured compensation program should include plans that drive the creation of stockholder value over the long term and do not simply focus on short-term gains. Because of that, the Board of Directors believes that any annual advisory vote will be more limited in value than a vote which reflects the long-term executive compensation philosophy of the Compensation Committee and the long-term results of its actions. Moreover, many elements of compensation are structured over a multi-year period, disclosure is made to cover several years, and some proxy advisory firms review total stockholder returns over multi-year periods. Also, equity awards to management are granted to compensate management over at least a three-year period. On the other hand, the Board of Directors recognizes that even if the effectiveness of these plans cannot be adequately evaluated on an annual basis, many stockholders may want to express a preference in a single year based on a multi-year review. At present, an annual Say-on-Pay vote may represent the most effective means for some of our stockholders to express meaningful input on executive compensation. Until there is greater certainty and precedent relating to the frequency of a Say-on-Pay vote, the Board of Directors determined that an annual Say-on-Pay vote would best express its commitment to take steps to align the compensation of its executives with the interests of the Company’s stockholders. The Board of Directors’ determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual Say-on-Pay vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices. Based on these factors, the Board of Directors determined to recommend that future Say-on-Pay votes occur each year until the next vote on the frequency of advisory votes on the compensation of our named executive officers.
     The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders.
     The Board and the Compensation Committee value the opinions of our stockholders in this matter, and the Board of Directors intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.
The Board of Directors Recommends
a Vote in Favor of “One Year” on Proposal 5.

PROPOSAL 6
RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, or Deloitte, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and has directed management to submit the selection of Deloitte for ratification by the stockholders at the Annual Meeting.
     Deloitte has audited the Company’s financial statements since the fiscal year ended December 31, 2000. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Deloitte as our independent registered accounting firm, the Audit Committee of the Board of Directors will consider whether to retain that firm for the year ending December 31, 2011.
     A majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal.
The Board of Directors recommends
a vote in favor of Proposal 6.
Principal Accounting Fees and Services
     The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2010 and 2009 by Deloitte, the Company’s principal accountant.

	Fiscal Year Ended
	December 31,
	2010	2009
Audit Fees(1)	$1,218,918	$836,200
Tax Fees(2)	108,617	104,586
All Other Fees(3)	171,364	826,371

Total Fees	$1,498,899	$1,767,157

(1)	Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of our financial statements and in connection with our statutory and regulatory filings or engagements. Also includes fees for services related to compliance under the Sarbanes-Oxley Act of 2002, as amended.

(2)	Represents tax preparation and compliance with various provisions of the Code.

(3)	Represents tax consultation, in terms of the application of various provisions of the Code, and accounting consultation regarding: 1) financing transactions, 2) intellectual property acquisition and migration, and 3) structuring and formation of foreign entities related to intellectual property.
     All fees described above were pre-approved by the Audit Committee.
     During the fiscal year ended December 31, 2010, none of the total hours expended on the Company’s financial audit by Deloitte were provided by persons other than Deloitte’s full-time permanent employees.
Pre-Approval Policies and Procedures
     The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Deloitte. The policy generally pre-approves specified services in the defined categories of audit services, audit- related services, tax services and other services up to specified amounts. Pre-approval may also be given on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The delegation of pre-approval of services is limited to non-audit services, as set forth in the Audit Committee Charter.

     The Audit Committee has determined that the rendering of the services other than audit services by Deloitte is compatible with maintaining Deloitte’s independence.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 3, 2011 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table, or the named executive officers; and (iii) all executive officers and directors of the Company as a group. As of the date of this proxy statement, the Company was not aware of any beneficial owner of more than five percent of its common stock other than Mr. Mann. The table is based upon information supplied by our executive officers and directors and a review of Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.
     Applicable percentages are based on 130,656,195 shares outstanding on March 3, 2011, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 2, 2011, which is 60 days after March 3, 2011. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. The address for each person or entity listed in the table is c/o MannKind Corporation, 28903 North Avenue Paine, Valencia, CA 91355.

	Beneficial Ownership
Identity of Owner or Group	Number of Shares	Percent of Total
Alfred E. Mann(1)(2)	51,435,709	39.4%
Hakan S. Edstrom(2)	622,831	*
Juergen A. Martens(2)	118,354	*
Matthew J. Pfeffer(2)	91,154	*
Peter C. Richardson(2)	183,836	*
Abraham E. Cohen(2)	94,542	*
Ronald Consiglio(2)	115,109	*
Michael Friedman(2)	115,109	*
Kent Kresa(2)	156,109	*
David H. MacCallum(2)	109,275	*
Henry L. Nordhoff(2)	97,609	*
James S. Shannon	12,777	—
All current executive officers and directors as a group (14 persons)(1)(2)(3)	53,388,191	40.9%

*	Less than one percent.

(1)	Includes (i) 41,058,060 shares held by the Alfred E. Mann Living Trust; (ii) 10,968 shares held by Mannco LLC, (iii) 4,025,979 shares held by Biomed Partners, LLC, and (iv) 2,406,027 shares held by Biomed Partners II, LLC. The Alfred E. Mann Living Trust and MiniMed Infusion, Inc. are each 0.1% managing members of each of Biomed Partners, LLC and Biomed Partners II, LLC. Alfred Mann has voting and dispositive power over the shares owned by each of these entities.

(2)	Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options and restricted stock units, as follows: Alfred E. Mann, 667,907 shares; Hakan S. Edstrom, 282,496 shares; Juergen A. Martens, 84,582 shares; Matthew J. Pfeffer, 72,331 shares; Peter C. Richardson, 84,582 shares; Abraham E. Cohen, 68,442 shares; Ronald Consiglio, 108,442 shares; Michael Friedman, 108,442 shares; Kent Kresa, 95,942 shares; David H. MacCallum, 95,942 shares; and Henry L. Nordhoff, 90,942 shares.

(3)	Includes shares described in note (1) above. Also includes 235,777 shares that two other executive officers of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options.

EXECUTIVE OFFICERS
     The following table sets forth our current executive officers and their ages as of December 31, 2010:

Name	Age	Position(s)
Alfred E. Mann	85	Chairman of the Board of Directors and Chief Executive Officer
Hakan S. Edstrom	60	President, Chief Operating Officer and Director
Matthew J. Pfeffer	53	Corporate Vice President and Chief Financial Officer
Juergen A. Martens, Ph.D.	55	Corporate Vice President, Technical Operations and Chief Technical Officer
Diane M. Palumbo	57	Corporate Vice President, Human Resources
Dr. Peter C. Richardson	51	Corporate Vice President and Chief Scientific Officer
David Thomson, Ph.D., J.D.	44	Corporate Vice President, General Counsel and Secretary
     Alfred E. Mann has been one of our directors since April 1999, our Chairman of the Board since December 2001 and our Chief Executive Officer since October 2003. He founded and formerly served as Chairman and Chief Executive Officer of MiniMed, Inc., a publicly traded company focused on diabetes therapy and microinfusion drug delivery that was acquired by Medtronic, Inc. in August 2001. Mr. Mann also founded and, from 1972 through 1992, served as Chief Executive Officer of Pacesetter Systems, Inc. and its successor, Siemens Pacesetter, Inc., a manufacturer of cardiac pacemakers, now the Cardiac Rhythm Management Division of St. Jude Medical Corporation. Mr. Mann founded and since 1993, has served as Chairman and until January 2008, as Co-Chief Executive Officer of Advanced Bionics Corporation, a medical device manufacturer focused on neurostimulation to restore hearing to the deaf and to treat chronic pain and other neural deficits, that was acquired by Boston Scientific Corporation in June 2004. In January 2008, the former stockholders of Advanced Bionics Corporation repurchased certain segments from Boston Scientific Corporation and formed Advanced Bionics LLC for cochlear implants and Infusion Systems LLC for infusion pumps. Mr. Mann was non-executive Chairman of both entities. Advanced Bionics LLC was acquired by Sonova Holdings on December 30, 2009. Infusion Systems LLC was acquired by the Alfred E. Mann Foundation in February 2010. Mr. Mann has also founded and is non-executive Chairman of Second Sight Medical Products, Inc., which is developing a visual prosthesis for the blind; Bioness Inc., which is developing rehabilitation neurostimulation systems; Quallion LLC, which produces batteries for medical products and for the military and aerospace industries; and Stellar Microelectronics Inc., a supplier of electronic assemblies to the medical, military and aerospace industries. Mr. Mann also founded and is the managing member of PerQFlo, LLC, which is developing drug delivery systems. Mr. Mann is the managing member of the Alfred Mann Foundation and is also non-executive Chairman of Alfred Mann Institutes at the University of Southern California, AMI Purdue and AMI Technion, and the Alfred Mann Foundation for Biomedical Engineering, which is establishing additional institutes at other research universities. Mr. Mann is also non-executive Chairman of the Southern California Biomedical Council and a Director of the Nevada Cancer Institute. Mr. Mann holds bachelor’s and master’s degrees in Physics from the University of California at Los Angeles, honorary doctorates from Johns Hopkins University, the University of Southern California, Western University and the Technion-Israel Institute of Technology and is a member of the National Academy of Engineering.
     Hakan S. Edstrom has been our President and Chief Operating Officer since April 2001 and has served as one of our directors since December 2001. Mr. Edstrom was with Bausch & Lomb, Inc., a health care product company, from January 1998 to April 2001, advancing to the position of Senior Corporate Vice President and President of Bausch & Lomb, Inc. Americas Region. From 1981 to 1997, Mr. Edstrom was with Pharmacia Corporation, where he held various executive positions, including President and Chief Executive Officer of Pharmacia Ophthalmics Inc. Mr. Edstrom was educated in Sweden and holds a master’s degree in Business Administration from the Stockholm School of Economics.
     Matthew J. Pfeffer has been our Corporate Vice President and Chief Financial Officer since April 2008. Previously, Mr. Pfeffer served as Chief Financial Officer and Senior Vice President of Finance and Administration of VaxGen, Inc. from March 2006 until April 2008, with responsibility for finance, tax, treasury, human resources, IT, purchasing and facilities functions. Prior to VaxGen, Mr. Pfeffer served as CFO of Cell Genesys, Inc. During his nine year tenure at Cell Genesys, Mr. Pfeffer served as Director of Finance before being named CFO in 1998. Prior to that, Mr. Pfeffer served in a variety of financial management positions at other companies, including roles as Corporate Controller, Manager of Internal Audit and Manager of Financial Reporting. Mr. Pfeffer began his career at Price Waterhouse. Mr. Pfeffer serves on boards and advisory committees of the Biotechnology Industry Organization and the American Institute of Certified Public Accountants. Mr. Pfeffer has a bachelor’s degree in Accounting from the University of California, Berkeley and is a Certified Public Accountant.
     Juergen A. Martens, Ph.D. has been our Corporate Vice President of Operations and Chief Technology Officer since September 2005. From 2000 to August 2005, he was employed by Nektar Therapeutics, most recently as Vice President of Pharmaceutical Technology Development. Previously, he held technical management positions at Aerojet Fine Chemicals from 1998 to 2000 and at FMC Corporation from 1996 to 1998. From 1987 to 1996, Dr. Martens held a variety of management positions with increased responsibility in R&D, plant management, and business process development at Lonza, in Switzerland and in the United States. Dr. Martens holds a bachelor’s degree in chemical engineering from the Technical College Mannheim/Germany, a bachelor’s and master’s degree in Chemistry and a doctorate in Physical Chemistry from the University of Marburg/Germany.

     Diane M. Palumbo has been our Corporate Vice President of Human Resources since November 2004. From July 2003 to November 2004, she was President of her own human resources consulting company. From June 1991 to July 2003, Ms. Palumbo held various positions with Amgen, Inc., a California-based biopharmaceutical company, including Senior Director, Human Resources. In addition, Ms. Palumbo has held Human Resources positions with Unisys and Mitsui Bank Ltd. of Tokyo. She holds a master’s degree in Business Administration from St. John’s University, New York and a bachelor’s degree, magna cum laude, also from St. John’s University.
     Dr. Peter C. Richardson has been our Corporate Vice President and Chief Scientific Officer since October 2005. From 1991 to October 2005, he was employed by Novartis Pharmaceuticals Corporation, which is the U.S. affiliate of Novartis AG, a world leader in healthcare, most recently as Senior Vice President, Global Head of Development Alliances. From 2003 until 2005, he was Senior Vice President and Head of Development of Novartis Pharmaceuticals KK Japan. He earlier practiced as an endocrinologist. Dr. Richardson holds a B.Med.Sci (Hons.) and a BM.BS (Hons.) from University of Nottingham Medical School; a MRCP (UK) from the Royal College of Physicians, UK; a Certificate in Pharmaceutical Medicine from Universities of Freibourg, Strasbourg and Basle; and a Diploma in Pharmaceutical Medicine from the Royal College of Physicians Faculty of Pharmaceutical Medicine.
     David Thomson, Ph.D., J.D. has been our Corporate Vice President, General Counsel and Corporate Secretary since January 2002. Prior to joining us, he practiced corporate/commercial and securities law at the Toronto law firm of Davies Ward Phillips & Vineberg LLP. Earlier in his career, Dr. Thomson was a post-doctoral fellow at the Rockefeller University. Dr. Thomson obtained his bachelor’s degree, master’s degree and Ph.D. degree from Queens University and obtained his J.D. degree from the University of Toronto.
     Executive officers serve at the discretion of our Board of Directors. There are no family relationships between any of our directors and executive officers.
COMPENSATION OF DIRECTORS
Fees
     Each of our non-employee directors receives an annual retainer of $25,000 for service on the Board of Directors. Each of our non-employee directors who serve as a committee chair receives, in addition to the annual retainer, an additional retainer of $3,000 per year for his or her service as committee chair and non-chair committee members receive an additional retainer of $2,000 per year; provided, however, the Audit Committee chair’s additional retainer is $8,000 per year and each non-chair Audit Committee member’s additional retainer is $4,000 per year. Each of our non-employee directors also receives $2,000 for each meeting of the Board of Directors attended, and $750 for attending each meeting of any committee of the Board of Directors on which he or she serves. In the fiscal year ended December 31, 2010, the total compensation paid to non-employee directors was $170,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board of Directors meetings in accordance with Company policy.
     Non-employee directors have an option to receive their annual retainer in Company stock. Two awards of restricted stock units will be granted. One of these awards will consist of that number of shares that equals 100% of the annual retainer, based on the closing price on the day immediately prior to the grant date. This award will vest (i.e., the shares will be delivered) on the earlier to occur of (i) the retirement or removal of the non-employee director from the Board of Directors; (ii) his or her death; or (iii) five years from the grant date. The other award will consist of that number of shares that equals 15% of the annual retainer, based on the same closing price. This award will vest upon the earlier to occur of (i) the retirement or removal of the non-employee director from the Board of Directors, provided that such retirement or removal occurs more than one year after the grant date; (ii) his or her death; or (iii) five years from the grant date.
     Non-employee directors who elect not to participate in this program will receive the full annual retainer shortly after the date of the stockholder meeting.
Options
     Each non-employee director of the Company also receives stock option grants under the 2004 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan. Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Code.

     Option grants under the Directors’ Plan are non-discretionary. Pursuant to the terms of the Directors’ Plan, each of our non-employee directors automatically receives, and each person who is elected or appointed for the first time to be a non-employee director will automatically receive, on the date of his or her initial election or appointment to our Board of Directors, an option to purchase 30,000 shares of our common stock as an initial grant, or the Initial Option. On the date of each of our annual stockholder meetings, each non-employee director is automatically granted an option to purchase 10,000 shares of our common stock as an annual grant under the Directors’ Plan, or the Annual Option. However, if a non-employee director has not been serving as a non-employee director for the entire period beginning from the preceding annual stockholders meeting, then the number of shares subject to such Annual Option shall be reduced proportionately for each full quarter prior to the date of the Annual Option during which such person did not serve as a non-employee director. No other options may be granted at any time under the Directors’ Plan.
     The exercise price of options granted under the Directors’ Plan cannot be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant. Acceptable consideration for the purchase of our common stock issued under the Directors’ Plan will be determined by our Board of Directors and may include cash or common stock previously owned by the optionee or may be paid through a broker assisted exercise or net exercise feature. All Initial Options vest in equal annual installments over three years. All Annual Options vest monthly over a period of three years. An optionee whose service relationship with us or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant to either us or one of our affiliates, ceases for any reason may exercise options for the term provided in the option agreement to the extent the options were exercisable on the date of termination. The term of options granted under the Directors’ Plan is ten years.
     Our Board of Directors will administer the Directors’ Plan, but the Board of Directors may delegate authority to administer the Directors’ Plan to a committee of one or more members of the Board. The Board of Directors has broad discretion to interpret and administer the Directors’ Plan. Our Board of Directors may amend or terminate the Directors’ Plan at any time. However, some amendments will require stockholder approval and no amendment or termination may adversely affect a non-employee directors’ outstanding options without the non-employee directors’ written consent.
     In the event of a merger of us with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, the option will terminate if not exercised prior to the consummation of the transaction, unless the surviving entity or acquiring corporation chooses to assume any stock options outstanding under the Directors’ Plan or substitute similar stock options for those outstanding under the plan. Our Board of Directors will make appropriate adjustments for a stock split, reverse stock split, stock dividend, combination or reclassification of the stock, or any other increase or decrease in the number of issued shares of common stock effected without our receipt of consideration.
Director Compensation Table

	Fees
	Earned or		Restricted
	Paid in	Option	Stock
	Cash	Awards	Awards	Total
Name	($)	($)(1)(3)	($)(2)	($)
Abraham E. Cohen	15,750	42,348	32,138	90,235
Ronald Consiglio	29,750	42,348	32,138	104,235
Michael Friedman	43,750	42,348	—	86,098
Kent Kresa	21,000	42,348	32,138	95,485
David H. MacCallum	23,750	42,348	32,138	98,235
Henry L. Nordhoff	22,250	42,348	32,138	96,735
James S. Shannon	14,250	244,258	32,138	290,645

(1)	These amounts reflect the grant date fair value of all option grants to non-employee directors in 2010, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718 (“ASC 718”). Reference Note 12 “Stock award plans” in the notes to our financial statements for the period ended December 31, 2010, included in Part IV of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 16, 2011, which identifies the assumptions made in the valuation of option awards in accordance with ASC 718. All non-employee directors except for Dr. Shannon received a stock option to purchase 10,000 shares of our common stock upon re-election to the Board of Directors on June 10, 2010. Options granted to these non-employee directors vest monthly over a period of three years. The exercise price per share represents the fair market value of our common stock on the date of each grant (based on the closing sales price reported on the Nasdaq Global Market on the date of grant). We have no consulting agreements with any of our directors pursuant to which stock awards were issued. As of December 31, 2010, our non-employee directors had option grants outstanding to purchase 689,500 shares of our common stock as follows: Abraham E. Cohen, 82,000 shares; Ronald Consiglio, 122,000 shares; Michael Friedman, 122,000 shares; Kent Kresa, 109,500 shares; David H. MacCallum, 109,500 shares; Henry L. Nordhoff, 104,500 shares, and James S. Shannon, 40,000 shares.

(2)	These amounts reflect the grant date fair value of all restricted stock awards to non-employee directors in 2010, as calculated in accordance with ASC 718. Reference Note 12 “Stock award plans” in the notes to our financial statements for the period ended December 31, 2010, included in Part IV of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 16, 2011, which identifies the assumptions made in the valuation of option awards in accordance with ASC 718. Restricted stock awards granted to non-employee directors vest annually over a period of three years. As of December 31, 2010, our non-employee directors had restricted stock grants outstanding to receive 50,850 shares of our common stock as follows: Abraham E. Cohen, 8,475 shares; Ronald Consiglio, 8,475 shares; Michael Friedman, 3,333 shares; Kent Kresa, 8,475 shares; David H. MacCallum, 8,475 shares; Henry L. Nordhoff, 8,475 shares, and James S. Shannon, 5,142 shares.

(3)	Dr. Shannon was elected to the Board of Directors by our stockholders on June 10, 2010. Upon his election, Dr. Shannon received an Initial Option under the Directors’ Plan to purchase 30,000 shares of our common stock, which vests in equal annual installments over three years. The exercise price per share of the Initial Option represents the fair market value of our common stock on the date of the grant (based on the closing sales price reported on the Nasdaq Global Market on the date of grant).
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     We are pleased to present our report on executive compensation. The report’s objective is to assist our stockholders in understanding the objectives and procedures used by the Compensation Committee of our Board of Directors in establishing its recommendations to the Board of Directors regarding the compensation of our executive officers.
     MannKind Corporation is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. Our compensation program is designed to attract and retain the individuals needed to support our business strategy and to allow us to compete effectively with pharmaceutical and biotechnology companies.
     The Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. The Compensation Committee is composed entirely of independent directors within the meaning of the applicable SEC and Nasdaq rules. Hakan Edstrom, our President and Chief Operating Officer, is not a member of the Compensation Committee, but he regularly attends Compensation Committee meetings in order to provide valuable insight and guidance to the Compensation Committee. Similarly, Alfred Mann, our Chief Executive Officer, is not a member of the Compensation Committee, but he periodically attends Compensation Committee meetings for the same purpose. The Compensation Committee responsibilities and duties are outlined in detail in the Compensation Committee charter, which is available on our website at www.mannkindcorp.com. A primary responsibility of the Compensation Committee is to make recommendations regarding the compensation for our executive officers, including the determination and confirmation of annual corporate goal achievement for purposes of awarding bonuses, to the full Board of Directors for its approval. The Compensation Committee engages outside consulting firms to assist in developing compensation levels and practices and to provide external market data. For certain compensation decisions, the Compensation Committee received advice and support from Mercer LLC.
     The Compensation Committee meets outside the presence of our Chief Executive Officer and Chief Operating Officer, in order to consider the appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions regarding base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making recommendations regarding individual executive officers, the Compensation Committee considers the importance of the position to us, the past compensation history of the executive officer and the contributions made by the individual in the past and the contributions we expect the executive officer to make in the future towards the success of our business.
Compensation Philosophy and Objectives
     The Compensation Committee oversees our executive compensation within the context of a compensation philosophy. This philosophy is to provide compensation and benefits programs designed to attract, motivate, and retain a high caliber workforce that enables us to compete with companies in the pharmaceutical and biotechnology industries and to reward individual and corporate performance.
     We believe that a well-designed compensation program for our executive officers should:
•	align the goals of the executive officer with the goals of the stockholders;

•	recognize individual initiative, effort and achievement;

•	provide total compensation that enables us to compete with companies in the pharmaceutical and biotechnology industries; and

•	align compensation with our short-term and long-term corporate objectives and strategy, focusing executive officer behavior on the fulfillment of those objectives.
     In keeping with this philosophy, our executive compensation program is designed to achieve the following objectives:
•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	retain executives and employees who are instrumental in accomplishing our corporate objectives;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	provide a competitive compensation package which is weighted towards pay-for-performance, and in which total compensation is primarily determined by the Company’s and the individual’s achievement of results;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning the Company’s and their individual goals; and

•	compensate our executives to manage our business to meet our long-term objectives.
Competitive Market Assessment
     The Compensation Committee periodically reviews competitive market data to determine if our compensation levels remain at targeted levels and our pay practices are appropriate. These assessments include a review of base salary, annual incentives, and long-term incentives. These components are evaluated against a group of peer companies as well as industry specific and general published survey compensation data. Specifically, we utilized the Radford Global Life Sciences Executive Survey, the SIRS Executive Compensation Survey and the Salary.com CompAnalyst Executive Survey. For the past four years, the Compensation Committee engaged Mercer to benchmark the compensation levels of eight executive positions relative to a group of peer companies.

     In addition to the elements described above, the Compensation Committee also considered the broader economic conditions currently affecting the United States and other major countries. In light of these circumstances and pending action by the FDA on the NDA for AFREZZA, at that time, the Compensation Committee determined that it was appropriate to accept a recommendation from management that all 2009 salaries and wages, including those of named executive officers, be held at 2008 levels. For the first half of 2010, the Compensation Committee kept the annual salaries of the executive officers at 2008 levels. Upon FDA acceptance of the resubmitted AFREZZA NDA, the annual base salaries of executive officers were increased prospectively, effective July 1, 2010.
Peer Group
     In the past, we have developed a peer group for benchmarking purposes, by considering companies in a similar industry and of a similar size in terms of revenue and number of employees. Typically, our peer group was selected to consist equally of (i) companies with zero revenue, (ii) companies with revenue between $0 and $1 billion and (iii) companies with revenue between $1 billion and $4 billion. All companies are either biotechnology or pharmaceutical companies. Companies were selected with various revenue sizes because we are recruiting from and competing for executive with companies that are generating revenue.
     In 2010, we updated the peer group and benchmarked salaries and wages against the following companies:

Allos Therapeutics, Inc.	Cell Therapeutics, Inc.
Amylin Pharmaceuticals, Inc.	Cephalon Inc.
Biodel Inc.	Geron Corporation
Biogen Idec Inc.	Life Technologies, Inc.
Biomarin Pharmaceutical Inc.	Nektar Therapeutics
Celgene Corporation	Theravance, Inc.
Market Positioning
     The Compensation Committee reviews executive compensation at least annually, establishes competitive compensation levels and designs the compensation program to provide pay commensurate with individual and corporate performance. Historically, we have positioned total compensation levels for executives at the 60th percentile of our peer group; however, compensation may fall above or below this level under a range of circumstances, such as individual performance, tenure with the Company or retention concerns. We supplement the peer group data with the survey data described above.
     We believe our executive compensation packages are reasonable when considering our business strategy, the revenue potential of our business, our compensation philosophy and the competitive market pay data.
     In addition to the factors listed above, we also consider, among other things:
•	our business need for the executive officer’s skills;

•	the contributions that the executive officer has made or we believe will make to our success;

•	the transferability of the executive officer’s managerial skills to other potential employers; and

•	the relevance of the executive officer’s experience to other potential employers, particularly in the pharmaceutical and biotechnology industries.
Pay-for-Performance
     Our executive compensation program emphasizes pay-for-performance. The compensation package for our executive officers includes both cash and equity incentive plans that align an executive’s compensation with our short-term and long-term performance goals and objectives.
     The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level and for achieving individual annual performance objectives. The goals for our company and individual measures are established so that target attainment is not assured. The attainment of payment for performance at or above target levels requires significant effort on the part of our executives. Long-term equity incentives are intended to reward executives for growth in shareholder value. Additional details of the plan are described below under “Bonus Plan” and “Long-Term Incentives.”

Compensation Components
     In order to provide a total compensation package that is tied to shareholder value creation and the achievement of strategic corporate goals, our executive compensation package is comprised of several components. These components are designed to work together to create a balanced approach to compensation, rewarding both short-term and long-term performance and fostering sufficient retentive effect to secure the services of our executive officer while we execute on our plans. Currently, our compensation structure for executive officers includes a combination of base salary, bonus, stock options and restricted stock awards, 401(k), medical and other benefits, severance and change in control and other post termination provisions. Each component is described in further detail below.
Base Salary
     Base salaries are designed to provide compensation for day-to-day management of the Company assuming satisfactory levels of performance. This component is designed to provide consistent and steady cash flow for the executive and represents only a portion of total compensation. Salary levels are based primarily upon the competitive market for the executive officers’ services. Base salaries for our executives are intended to fall at the median of the competitive market. Individual performance, responsibility, and the importance of each role in our organization can also impact base salary levels.
Bonus Plan
     The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level. For 2010, the corporate goals were based on achievement of certain operational goals. Because we are still in the process of developing our proprietary products and have not yet brought any such products to market, the use of traditional performance standards, such as profit levels and return on equity, are not appropriate in our evaluation of executive officer performance.
     Each eligible position, including the executive officers, is assigned a target bonus opportunity expressed as a percentage of base salary, which reflects market competitive levels. Target bonus opportunities are generally positioned at the 50th percentile of the market. For Mr. Mann, the target bonus opportunity for 2010 was 50% of base salary. The target bonuses for the other named executive officers for 2010 were as follows: Mr. Edstrom, 50%; Mr. Pfeffer, 35%; Dr. Richardson, 40%; and Dr. Martens, 35%. Payments of target bonuses are not guaranteed and are subject to funding and corporate and individual performance.
     Our bonus plan is funded based on the achievement of overall corporate goals, based on a careful review by the Compensation Committee of the accomplishments of the Company during the previous year. For 2010, the annual incentive awards of our named executive officers were determined solely by performance against corporate objectives.
     For 2010, there were two corporate objectives, as follows:
•	Sign a partnership agreement for AFREZZA, and

•	Receive approval of the AFREZZA NDA.
     Upon receipt of a second Complete Response letter from the FDA in January 2011, the Compensation Committee determined that it was appropriate to accept a recommendation from management that all 2010 earned bonuses, including those of named executive officers, not be accrued or paid.
Long-Term Incentives
     In order to provide a significant retention incentive and to ensure a strong link to the long-term interests of shareholders, we provide a portion of our total compensation in the form of equity compensation—specifically, stock options and restricted stock units. Executive officers, as well as all full-time employees, are eligible to receive awards at the discretion of the Compensation Committee. Equity awards are granted under the 2004 Equity Incentive Plan, or the Plan, which is administered by the Compensation Committee.
     In 2007, we adopted annual and new hire equity grant guidelines that formed the baseline for the number of awards granted to each executive. In developing these guidelines, the Compensation Committee utilized published surveys and peer compensation information to determine an appropriate and competitive annual award value. This value also took into consideration historical grant practices, internal pay equity, and share dilution. The intended award value was then split between stock options and restricted stock units. The guidelines for executive officers seek to deliver approximately 75% of the award value in stock options and 25% of the award value in restricted stock units. We believe this mix of equity aligns with the interests of stockholders and encourages both stock price growth and retention. The majority of equity compensation is delivered in stock options, which have no intrinsic value unless the stock price appreciates. Awards of restricted stock units foster equity ownership and encourage retention. Restricted stock units also require fewer shares than an equivalent grant value in stock options. We target equity compensation at the median of the competitive market.

     Our policy with regard to the timing of grants of equity compensation is to issue equity awards in the form of options and restricted stock units in connection with an employee’s hire date or promotion date as well as in connection with an annual grant of equity awards that generally occurs in August of each year. All employee grants are approved by the Compensation Committee at its regularly scheduled quarterly meeting with the grant date on or after the approval date. The timing of grant dates is not based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. All stock option awards are granted with an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Market on the date of grant.
     Stock options typically vest over a four-year period, with a one-year cliff for 25% of the award and 1/48 of the award vesting monthly thereafter. Options expire ten years from the date of grant. Awards of restricted stock units vest 25% per year over four years. The vesting of all awards ceases when an employee leaves our employ.
     The named executive officers received awards in August 2010 that vest on a time basis as part of the annual grants of equity awards. These awards were made in accordance with the guidelines adopted by the Compensation Committee.
Other Benefits
     We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, vision care, life insurance benefits, and a 401(k) savings plan. Executives, including the named executive officers, receive additional benefits, including additional life insurance, as well as short-term and long-term disability insurance.
     In 2010, our executive officers also received an automobile allowance of $1,000 per month. Mr. Edstrom received an automobile allowance of $1,300 per month. Mr. Mann received no automobile allowance in 2010. We have no other structured perquisite benefits (e.g. club memberships or financial planning services) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.
Employee Stock Purchase Plan
     In order to encourage stock ownership and provide greater incentives to contribute to our success at all levels, we provide all employees, including executive officers, the ability to purchase our common stock at a discount. The Employee Stock Purchase Plan is designed to comply with Section 423 of the Code and provides all employees with the opportunity to purchase up to $25,000 of common stock annually at a purchase price that is the lower of 85% of the fair market value of the common stock on either the date of purchase or the commencement of the offering period. The executive’s rights under the Employee Stock Purchase Plan are identical to those of all other employees.
Severance Provisions
     We have entered into severance agreements with our executives, including each of the named executive officers other than Mr. Mann, in order to ensure that we have the continued dedication of such executives and in order to provide such executives with reasonable compensation and benefit arrangements in the event of termination of their employment. We believe that it is imperative to diminish any distraction of our executives arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security, thereby allowing executives to focus on corporate objectives and strategy. The terms of these agreements and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination Or Change Of Control.”
Change in Control Provisions
     We have entered into change of control agreements with our executives, including each of the named executive officers other than Mr. Mann, in order to ensure that we have the continued dedication of such executives and in order to provide such executives with reasonable compensation and benefit arrangements in the event of termination of their employment following a change of control. We believe that it is imperative to diminish any distraction of our executives arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security, thereby allowing executives to focus on corporate objectives and strategy. The terms of these agreements and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination Or Change of Control.”

Summary Compensation Table
     The following table includes information concerning compensation received for the fiscal years ended December 31, 2010, 2009 and 2008, by our named executive officers:

			Restricted				Non-Equity
			Stock		Option		Incentive Plan	All Other
Name and Principal		Salary	Awards		Awards		Compensation	Compensation		Total
Position	Year	($)(1)	($)		($)(2)		($)(3)	($)(4)		($)
Alfred E. Mann Chief Executive Officer and Chairman of the Board of Directors	2010	773,874	273,373		876,610		—	8,075	(5)	1,931,931
	2009	750,000	299,200		832,751		506,250	29,481		2,417,682
	2008	743,077	1,568,261		1,131,739		408,692	6,594		3,858,363
Matthew J. Pfeffer Corporate Vice President And Chief Financial Officer	2010	359,955	77,090		252,790		—	28,012	(6)	717,846
	2009	350,000	108,960	(12)	223,802		165,375	21,183		869,320
	2008	235,577	23,415	(10)	180,184	(10)	90,697	184,468		714,341
Hakan S. Edstrom President, Chief Operating Officer and Director	2010	592,185	253,211		856,224		—	24,023	(7)	1,725,643
	2009	540,000	284,240		780,704		364,500	22,158		1,991,602
	2008	583,269	1,350,393		868,544		296,048	24,753		3,123,007
Juergen A. Martens, Ph.D. Corporate Vice President, Chief Technical Officer	2010	369,955	87,171		285,408		—	21,018	(8)	763,552
	2009	360,000	108,960	(12)	223,802		170,100	23,637		886,499
	2008	323,577	464,558	(11)	263,195		124,577	21,849		1,197,756
Dr. Peter C. Richardson Corporate Vice President, Chief Scientific Officer	2010	388,893	79,462		265,022		—	14,059	(9)	747,435
	2009	378,000	108,960	(12)	223,802		204,120	17,127		932,009
	2008	377,585	460,895	(11)	263,195		166,137	15,239		1,283,051

(1)	Includes amounts earned but deferred at the election of the named executive officer, such as salary deferrals under our 401(k) Plan established under Section 401(k) of the Code.

(2)	Reference Note 12 “Stock award plans” in the notes to our financial statements for the period ended December 31, 2010, included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 16, 2011, which identifies the assumptions made in the valuation of option awards in accordance with ASC 718.

(3)	Non-equity incentive plan compensation is based on individual performance in the achievement of corporate objectives. Performance is compared to these objectives annually. Upon receipt of the Complete Response letter from the FDA in January 2011, the Compensation Committee determined that it was appropriate to accept a recommendation from management that all 2010 earned bonuses, including those of named executive officers, not be accrued or paid. Accordingly, there is no non-equity incentive plan compensation reflected for 2010.

(4)	Amounts include employer contributions credited under our 401(k) Plan and the incremental cost of perquisites received by the named executive officers. Under the 401(k) Plan, which is open to substantially all of our employees, we make matching contributions based on each participant’s voluntary salary deferrals, subject to plan and limits of the Code.

(5)	Includes $8,075 in medical benefits.

(6)	Includes $14,008 in auto allowance, $8,747 in medical benefits, $650 in airline club membership fees and $4,607 in contributions under the 401(k) Plan.

(7)	Includes $15,600 in auto allowance, $3,572 in medical benefits and $4,851 in contributions under the 401(k) Plan.

(8)	Includes $12,000 in auto allowance, $6,902 in medical benefits, $300 in airline club membership fees and $1,816 in contributions under the 401(k) Plan.

(9)	Includes $12,000 in auto allowance, $1,195 in medical benefits and $864 in contributions under the 401(k) Plan.

(10)	Includes performance-based restricted stock units with an aggregate grant date fair value of $3,380 and performance-based options with an aggregate grant date fair value of $44,619, which were based on 20% probability of achieving the applicable performance goals at grant date. The maximum potential fair value of these awards at grant date was $66,900 and $223,096, respectively.

(11)	Includes $5,798 of incremental value related to performance-based restricted stock units issued as a result of the 2008 option exchange program. These value of awards were based on 20% probability of achieving the applicable performance goals at grant date and maximum potential incremental fair value of these awards at exchange date was $28,991.

(12)	Includes $19,200 of incremental value related to the modification of previously issued performance based restricted stock units, which was based on 20% probability of achieving the applicable performance goals on the date of modification. The maximum potential incremental fair value of these awards at modification date was $96,000.
Grants of Plan-Based Awards
     We grant options and restricted stock units to our employees, including the named executive officers, under the Plan. All options granted to our named executive officers are nonstatutory stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Code. As of December 31, 2010, 7,760,833 options and 3,271,644 restricted stock units were outstanding under the Plan and an additional 3,613,146 shares of common stock were available for issuance under the Plan. Options expire ten years from date of grant.
     The exercise price per share of each option granted to our named executive officers was equal to the fair market value on the date of the grant. The exercise price is payable in cash, shares of our common stock previously owned by the optionee or pursuant to the net exercise of the option.
     The following table summarizes option grants to the named executive officers during the fiscal year ended December 31, 2010, and the value of the underlying securities held by each of these individuals at December 31, 2010. No stock appreciation rights covering our common stock were granted to any named executive officer in 2010.
Grants of Plan-Based Awards in Fiscal 2010

			All Other		Grant
		All Other	Option Awards:	Exercise	Date Fair
		Stock Awards:	Number of	or Base	Value of
		Number of	Securities	Price of	Stock and
		Shares of	Underlying	Option	Option
	Grant	Stock or Units (1)	Options (2)	Awards	Awards
Name	Date	(#)	(#)	($/Sh)	($)
Alfred E. Mann	8/19/2010	46,100		—	273,373
	8/19/2010		215,000	5.93	876,610
Matthew J. Pfeffer	8/19/2010	13,000		—	77,090
	8/19/2010		62,000	5.93	252,790
Hakan S. Edstrom	8/19/2010	42,700		—	253,211
	8/19/2010		210,000	5.93	856,224
Juergen A. Martens, Ph.D.	8/19/2010	14,700		—	87,171
	8/19/2010		70,000	5.93	285,408
Dr. Peter C. Richardson	8/19/2010	13,400		—	79,462
	8/19/2010		65,000	5.93	265,022

(1)	Restricted stock awards vest annually over a four-year period.

(2)	The options have exercise prices equal to the fair market value of our common stock on the date of grant, vest over a four-year period with a one-year cliff vesting monthly thereafter and expire ten years from the date of grant. Vesting ceases should the executive officer leave our employ.

Outstanding Equity Awards at Fiscal Year End
     The following table sets forth summary information regarding the outstanding equity awards at December 31, 2010 granted to each of our named executive officers.

Option Awards	Stock Awards
Equity Incentive
Equity Incentive	Equity Incentive	Plan Awards:
Plan Awards:	Plan Awards:	Market or
Number of	Number of	Number of	Number of	Payout Value of
Securities	Securities	Securities	Unearned Shares,	Unearned Shares,
Underlying	Underlying	Underlying	Number of	Market Value	Units or Other	Units or Other
Unexercised	Unexercised	Unexercised	Option	Shares or Units	of Shares or Units	Rights That	Rights That
Options	Options	Unearned	Exercise	Option	of Stock That	of Stock That	Have Not	Have Not
(#)	(#)	Options	Price	Expiration	Have Not Vested	Have Not Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Alfred E. Mann	167,638	(1)	—	25.23	2/26/2012	4,475	(7)	36,069
73,333	(2)	—	25.23	4/30/2012	30,000	(8)	241,800
66,915	(3)	13,385	(3)	9.22	8/15/2017	46,100	(9)	371,566
250,831	(4)	179,169	(4)	3.89	8/13/2018
53,333	(5)	106,667	(5)	7.48	8/19/2019
—	215,000	(6)	5.93	8/19/2020
Matthew J. Pfeffer	13,533	(10)	6,767	(10)	2.86	4/20/2018	2,250	(12)	18,135	24,000	(13)	193,440
23,333	(4)	16,667	(4)	3.89	8/13/2018	9,000	(8)	72,540
14,333	(5)	28,667	(5)	7.48	8/19/2019	13,000	(9)	104,780
—	62,000	(6)	5.93	8/19/2020
17,700	(11)	—	96,000	(11)	2.86	4/28/2018
Hakan S. Edstrom	192,498	(4)	137,502	(4)	3.89	8/13/2018	4,475	(7)	36,069
49,999	(5)	100,001	(5)	7.48	8/19/2019	28,500	(8)	229,710
—	210,000	(6)	5.93	8/19/2020	42,700	(9)	344,162
Juergen A. Martens, Ph.D.	58,332	(4)	41,668	(4)	3.89	8/13/2018	3,000	(7)	24,180	24,000	(14)	193,440
14,333	(5)	28,667	(5)	7.48	8/19/2019	9,000	(8)	72,540	48,000	(15)	386,880
—	70,000	(6)	5.93	8/19/2020	14,700	(9)	118,482
Dr. Peter Richardson	58,332	(4)	41,668	(4)	3.89	8/13/2018	3,000	(7)	24,180	24,000	(14)	193,440
14,333	(5)	28,667	(5)	7.48	8/19/2019	9,000	(8)	72,540	48,000	(15)	386,880
—	65,000	(6)	5.93	8/19/2020	13,400	(9)	108,004

(1) Non-qualified options vesting in 4 annual installments for so long as such individual is providing continuous service to us. The vesting commencement date is February 26, 2002.
(2) Non-qualified options vesting in 4 annual installments for so long as such individual is providing continuous service to us. The vesting commencement date is April 30, 2002.
(3) 25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 15, 2007.

(4) 25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 13, 2008.

(5) 25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 19, 2009.

(6) 25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 19, 2010.

(7) Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date and 25% each anniversary thereafter; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is August 15, 2007.

(8) Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date and 25% each anniversary thereafter; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is August 19, 2009.

(9) Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date and 25% each anniversary thereafter; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is August 19, 2010.

(10) 25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is April 28, 2008.

(11) Performance based non-qualified option grant on April 28, 2008, which shall vest upon the achievement of certain corporate objectives.
(12) Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date and 25% each anniversary thereafter; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is April 28, 2008.

(13) Performance based restricted stock unit grant on April 28, 2008, which shall vest upon the achievement of certain corporate objectives.
(14) Performance based restricted stock unit grant on September 27, 2007, which shall vest upon the achievement of certain corporate objectives.
(15) Performance based restricted stock unit grant on August 6, 2008, which shall vest upon the achievement of certain corporate objectives.

Option Exercises and Stock Vested
The following table contains information relating to the exercise of options by the named executive officers during the fiscal year ended December 31, 2010.
Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards(1)
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
Alfred E. Mann	—	—	101,257	820,859
Matthew J. Pfeffer	6,300	44,982	4,125	25,211
Hakan S. Edstrom	—	—	142,082	1,169,755
Juergen A. Martens, Ph.D.	—	—	31,525	256,726
Dr. Peter C. Richardson	—	—	29,625	236,930

(1)	Stock awards acquired on vesting represent restricted stock awards that vest annually over a four-year period.
Potential Payments upon Termination or Change of Control
   Estimated Potential Payments
     The table below sets forth the estimated current value of payments and benefits to each of the named executive officers upon termination or change of control. The amounts shown assume that the triggering event occurred on December 31, 2010 and do not include other benefits earned during the term of the named executive officer’s employment that are available to all salaried employees, such as accrued vacation and benefits paid by insurance providers under life and disability policies.

		Triggering Event
			Change in
		Termination	Control
		($)	($)(5)
Alfred E. Mann(1)	Lump sum cash severance payment	—	—
	Continuing health and welfare benefits(2)	—	—
	Value of extending exercisability term of stock options(3)	—	—
	Intrinsic value of accelerated unvested stock options(4)	—	—

	Total	—	—

Matthew J. Pfeffer	Lump sum cash severance payment	625,289	667,968
	Continuing health and welfare benefits(2)	28,976	28,976
	Value of extending exercisability term of stock options(3)	46,573	—
	Intrinsic value of accelerated unvested stock options(4)	—	752,577

	Total	700,838	1,449,521

Hakan S. Edstrom.	Lump sum cash severance payment	1,108,461	1,218,552
	Continuing health and welfare benefits(2)	19,675	19,675
	Value of extending exercisability term of stock options(3)	196,298	—
	Intrinsic value of accelerated unvested stock options(4)	—	1,078,684

	Total	1,324,435	2,316,911

Juergen A. Martens, Ph.D.	Lump sum cash severance payment	664,498	719,281
	Continuing health and welfare benefits(2)	12,951	12,951
	Value of extending exercisability term of stock options(3)	58,004	—
	Intrinsic value of accelerated unvested stock options(4)	—	339,482

	Total	735,452	1,071,714

Dr. Peter C. Richardson	Lump sum cash severance payment	695,419	751,458
	Continuing health and welfare benefits(2)	37,707	37,707
	Value of extending exercisability term of stock options(3)	58,004	—
	Intrinsic value of accelerated unvested stock options(4)	—	328,832

	Total	791,130	1,117,997

(1)	We have entered into severance and change of control agreements with our executives, including each of the named executive officers other than Mr. Mann. Accordingly, there are no potential payments to Mr. Mann upon termination or change of control.

(2)	Represents the estimated cost of providing or paying for continuing medical and dental coverage for 18 months. The amounts for medical and dental insurance coverage are based on rates charged to our employees for post-employment coverage provided in accordance with the Consolidated Omnibus Reconciliation Act of 1985, or COBRA.

(3)	Represents the fair value of the stock options held by the named executive officer that would be exercisable for a period ending on the earlier of 18 months following the triggering event or the end of the original term of the option.

(4)	Per SEC rules, the intrinsic value of accelerated unvested stock options shown in the table above was calculated using the closing price of our common stock of $8.06 on December 31, 2010. The intrinsic value is the aggregate spread between $8.06 and the exercise price of the accelerated options, if less than $8.06. Accelerated options with exercise prices equal or greater than $8.06 have no intrinsic value. Each of the named executive officer also has an extended exercise period ending on the earlier of 18 months following the triggering event or the end of the original term of the option. There is no fair value calculated for this extended exercise period.

(5)	Represents estimated current value of payments and benefits payable upon termination without cause or resignation for good reason following a change of control. The terms of change of control agreements with our named executive officers are detailed under the heading “Change of Control Agreements” below.

   Executive Severance Agreements
     We have entered into executive severance agreements with Messrs. Edstrom and Pfeffer, Drs. Richardson, Martens, and Thomson, and Ms. Palumbo. Each agreement is for a period of two years and will be automatically renewed for additional one-year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term.
     The agreements provide that each executive is an “at will” employee and that his employment with us may be terminated at any time by the employee or us. Under the agreements, in the event we terminate an executive’s employment without cause (as defined below) or the employee terminates his employment with us for good reason (as defined below), the employee is generally entitled to receive the following:
•	the portion of the employee’s annual base salary earned through the termination date that was not paid prior to his termination, if any;

•	on the condition the employee executes a general release and settlement agreement, or release, in favor of us, the employee’s annual base salary on the date of termination for a period of 18 months following his termination, subject to certain limitations;

•	on the condition the employee executes a release, an amount equal to the average annual bonus received by the employee for the three years prior to his termination (or the prior period up to three years during which the employee was one of our executive officers and received a bonus);

•	in the event the employee met the performance criteria for earning an annual bonus prior to his termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;

•	any compensation previously deferred by the employee and any accrued paid time-off that the employee is entitled to under our policy; and

•	on the condition the employee executes a release, health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his termination or until he qualifies for related benefits from another employer.
     In addition, the executive severance agreements provide that, on the condition the employee executes a release, each vested stock option held by the employee on the date of termination will be exercisable for a period ending on the earlier of 18 months following that date or the end of the original term of the option.
     Under the agreements, an employee may be terminated for cause if he, among other things:
•	refuses to carry out or satisfactorily perform any of his lawful duties or any lawful instruction of our Board of Directors or senior management;

•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;

•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;

•	engages in any act that materially compromises his reputation or ability to represent us with investors, customers or the public; or

•	reaches a mandatory retirement age established by us.

Under the agreements, good reason includes, among other things:

•	a reduction of the executive’s annual base salary to a level below his salary as of October 10, 2007 (April 21, 2008 in the case of Mr. Pfeffer);

•	a material diminution in the executive’s position, authority, duties or responsibilities with us, subject to certain limitations;

•	an order by us to relocate the executive to an office located more than 50 miles from the executive’s current residence and worksite;

•	any non-renewal of the executive severance agreement by us, on the condition that the executive may terminate the agreement for good reason only during the 30-day period after he receives notice from us that we intend to terminate the agreement; and

•	any material violation of the executive severance agreement by us.
     Under the agreements, an employee must inform us if he intends to terminate his agreement for good reason. We have 30 days from the date we receive notice of the employee’s intent to terminate the agreement for good reason to cure the default.
   Change of Control Agreements
     We have entered into change of control agreements with Messrs. Edstrom and Pfeffer, Drs. Richardson, Martens, and Thomson, and Ms. Palumbo. Each agreement is for a period of two years and will be automatically renewed for additional one-year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term.
     Under the agreements, a change of control will be deemed to occur upon:
•	any transaction that results in a person or group acquiring beneficial ownership of 50% or more of our voting stock, other than us, one of our employee benefit plans, Mr. Mann or any other entity in which Mr. Mann holds a majority of the beneficial interests;

•	any merger, consolidation or reorganization of us in which our stockholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity following the transaction, subject to certain limitations;

•	any transaction in which we sell all or substantially all of our assets, subject to certain limitations;

•	our liquidation; or

•	any reorganization of our Board of Directors in which our incumbent directors (as defined in the agreements) cease for any reason to constitute a majority of the members of our Board.
     The agreements provide that in the event of a change of control, the employee is generally entitled to maintain the same position, authority and responsibilities held before the change of control, as well as the following compensation and benefits during the period ending on the earlier of 24 months following the change of control or the termination of his employment with us:
•	his annual base salary in an amount equal or greater to his annual salary as of the date the change of control occurs;

•	an annual bonus in an amount equal to the average annual bonus received by him for the three years prior to his termination (or the prior period up to three years during which he was one of our executive officers and received a bonus);

•	medical, dental and other insurance, and any other benefits we may offer to our executives; and

•	prompt reimbursement for all reasonable employment expenses incurred by him in accordance with our policies and procedures.
     Under the change of control agreements, we may terminate an executive with or without cause (as defined below) and the executive may terminate his employment with us for good reason (as defined below) or any reason at any time during the 2-year period following a change of control. In the event we terminate an executive without cause or an executive terminates his employment with us for good reason, he is generally entitled to receive the following:
•	the portion of his annual base salary earned through the termination date that was not paid prior to his termination, if any;

•	on the condition the employee executes a release, the employee’s annual base salary on the date of termination for a period of 18 months following his termination, subject to certain limitations;

•	on the condition the employee executes a release, an amount equal to 150% of his average annual bonus received by the employee for the three years prior to his termination (or the prior period up to three years during which the employee was one of our executive officers and received a bonus);

•	in the event the employee met the performance criteria for earning an annual bonus prior to his termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;

•	any compensation previously deferred by the employee and any accrued paid time-off that the employee is entitled to under our policy; and

•	on the condition the employee executes a release, health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his termination or until he qualifies for related benefits from another employer.
     In addition, the agreements provide that, on the condition the employee executes a release, each option to purchase shares of our common stock held by him as of the termination date will become fully vested and exercisable at any point during the term of the option, subject to certain limitations.
     Under the agreements, in the event we terminate an employee with cause or an employee terminates his employment with us without good reason, his agreement will terminate without any further obligation to either party.
     The change of control agreements provide that an employee may be terminated for cause if he, among other things:
•	refuses to carry out or satisfactorily perform any of his lawful duties or any lawful instruction of our Board of Directors or senior management;

•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;

•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;

•	engages in any act that materially compromises his reputation or ability to represent us with investors, customers or the public; or

•	reaches a mandatory retirement age established by us before a change of control occurs.

Under the agreements, good reason includes, among other things:

•	a failure by us to make all compensation payments and provide all insurance and related benefits to the employee required under the agreement during his employment following a change of control, subject to certain limitations;

•	a material diminution in the employee’s position, authority, duties or responsibilities with us;

•	an order by us to relocate the employee to an office located more than 50 miles from the employee’s current residence and worksite;

•	any non-renewal of the change of control agreement by us, on the condition that the employee may terminate the agreement for good reason only during the 30-day period after he receives notice from us that we intend to terminate the agreement; and

•	any material violation of the change of control agreement by us.
     Under the change of control agreements, an employee must inform us if he intends to terminate his agreement for good reason. We have 30 days from the date we receive notice of the employee’s intent to terminate the agreement for good reason to cure the default.
     The executive and change of control agreements provide that in the event an executive becomes entitled to benefits under both agreements, compensation payments and other benefits will be coordinated to ensure the executive is entitled to receive the benefits described above without duplicating coverage.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
     The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2010.
Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a)
Plan Category	(#)(a)	($)(b)	(#)(c)
Equity compensation plans approved by security holders	10,791,506	4.40	5,567,019 (1)
Equity compensation plans not approved by security holders	240,972 (2)	25.23	—

Total	11,032,478		5567,019

(1)	Includes 3,807,646 shares available for issuance under the Plan and 1,767,373 shares available for purchase under our Employee Stock Purchase Plan. On the first day of each calendar year, for a period of ten years beginning on January 1, 2005, the share reserve under our Employee Stock Purchase Plan will automatically increase by the lesser of 700,000 shares or 1% of the total number of shares of our common stock outstanding on that date, or by an amount to be determined by our Board of Directors. On January 1, 2010, the available shares for purchase under our Employee Stock Purchase Plan was increased by 700,000 shares.

(2)	Includes options to purchase 240,972 shares granted to Mr. Mann outside of our plans. Mr. Mann’s options have the same terms as those granted under the Plan, described elsewhere in this proxy statement, and have an exercise price of $25.23 per share. All of these options were exercisable as of December 31, 2010.
COMPENSATION COMMITTEE REPORT
     The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Compensation Committee
Kent Kresa (Chair)
Abraham E. Cohen
Michael Friedman
James S. Shannon

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.
     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP the written disclosures and the letter describing all relationships between MannKind and its independent auditors that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence.
     The Audit Committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, as adopted by PCAOB in Rule 3200T. In addition, with and without management present, the Audit Committee discussed and reviewed MannKind’s financial statement and the results of Deloitte’s audit of MannKind’s financial statements. Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of MannKind’s financial statements, the representations of MannKind’s management and the independent auditors’ report to the Audit Committee, the Audit Committee recommended to the Board of Directors that MannKind include the audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.
     The Audit Committee Charter provides that one duty of the Audit Committee is to determine whether to retain or to terminate MannKind’s existing auditors or to appoint and engage new auditors for the ensuing year. In performing that duty, the Audit Committee evaluated the performance of Deloitte in performing the examination of MannKind’s financial statements for the fiscal year ended December 31, 2010, and engaged Deloitte as MannKind’s independent auditors for the fiscal year ending December 31, 2011.
Audit Committee
Ronald J. Consiglio, Audit Committee Chair
David H. MacCallum, Audit Committee Member
Henry L. Nordhoff, Audit Committee Member

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors, executive officers and any persons beneficially holding more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Our executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
     Specific due dates for these reports have been established and we are required to identify those persons who failed to timely file these reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our directors and officers that no other reports were required, during the fiscal year ended December 31, 2010, all of our directors, officers and greater than 10% stockholders complied with the Section 16(a) filing requirements.
CERTAIN TRANSACTIONS
     The following is a description of transactions or series of transactions since January 1, 2010 to which we have been a party, in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements, which are described under “Management.” We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions. In accordance with its charter, our Audit Committee approves or ratifies any related party transaction as required by Nasdaq rules.
Sales of Common Stock
     Since January 1, 2010, we sold shares of our common stock as follows:
•	on June 30, 2010, we sold shares of common stock through our Employee Stock Purchase Plan at a purchase price of $5.70 per share to among other employees, the following executive officers:

		Total
		Purchase
Purchaser	Shares	Price ($)
Alfred E. Mann	2,853	16,262
Hakan S. Edstrom	1,895	10,802
Matthew J. Pfeffer	1,062	6,053
•	on December 31, 2010, we sold shares of common stock through our Employee Stock Purchase Plan at a purchase price of $5.43 per share to among other employees, the following executive officer:

		Total
		Purchase
Purchaser	Shares	Price ($)
Matthew J. Pfeffer	340	1,846
     In August 2010, we and Seaside 88, LP, or Seaside, entered into a common stock purchase agreement, or the Seaside agreement. The Seaside agreement requires us to issue and sell, and Seaside to buy, up to 18,200,000 shares of our common stock in installments of 700,000 shares once every 14 days, subject to the satisfaction of certain closing conditions at each closing, beginning on September 22, 2010 and ending approximately 50 weeks after the initial closing. In conjunction with the Seaside agreement, in August 2010, we and The Mann Group LLC, an entity controlled by our principal stockholder, Mr. Mann, entered into a common stock purchase agreement, or the Mann agreement. Under the Mann agreement, we are required to issue and sell, and The Mann Group is obligated to purchase, the same number of shares of our common stock that Seaside purchases on each closing date under the Seaside agreement. The price of the shares that we sell to The Mann Group under the Mann agreement is equal to the greater of $7.15 per share (the closing bid price of our common stock on August 10, 2010) and the closing bid price of our common stock on the trading day immediately preceding the applicable closing date. The aggregate purchase price for the shares of common stock we issue and sell to The Mann Group is paid by cancelling an equal amount of the outstanding principal under the $350.0 million loan arrangement provided by The Mann Group. To the extent that the outstanding principal amount owed under the loan arrangement is insufficient to pay the full purchase price for the shares of common stock to be acquired, The Mann Group will be obligated to pay cash for the balance of the shares of common stock it is obligated to purchase under the Mann agreement. The Mann agreement will terminate on the day following the final closing under the Seaside Agreement or upon termination of the Seaside agreement.
     The following list sets forth issuances and sales to The Mann Group to date pursuant to the Mann agreement:
          (1) On October 20, 2010, we issued 700,000 shares of our common stock to The Mann Group.
          (2) On December 15, 2010, we issued 700,000 shares of our common stock to The Mann Group.
          (3) On December 29, 2010, we issued 700,000 shares of our common stock to The Mann Group.
          (4) On January 12, 2011, we issued 700,000 shares of our common stock to The Mann Group.
          (5) On January 26, 2011, we issued 700,000 shares of our common stock to The Mann Group.
     The aggregate purchase price of the above transactions was approximately $27.8 million, which was paid by cancelling an equal amount of the outstanding principal under an existing $350.0 million revolving loan arrangement provided by The Mann Group.
Other Transactions
     In October 2007, we entered into a $350.0 million loan arrangement with our principal stockholder, Mr. Mann. Under the arrangement, we can borrow up to a total of $350.0 million. On February 26, 2009, the promissory note underlying the loan arrangement was revised as a result of the principal stockholder being licensed as a finance lender under the California Finance Lenders Law. Accordingly, the lender was revised to The Mann Group. In August 2010, we amended and restated the existing promissory note evidencing the loan arrangement with The Mann Group to extend the maturity date from December 31, 2011 to December 31, 2012. The amount outstanding under the arrangement was $235.3 million at December 31, 2010. As of December 31, 2010, the Company had accrued interest of $2.8 million related to the amount outstanding and had $98.0 million of available borrowings under the loan agreement.
     In connection with certain meetings of our Board of Directors and on other occasions when our business necessitated air travel for Mr. Mann and other MannKind employees, we utilized Mr. Mann’s private aircraft, and we paid the charter company that manages the aircraft on behalf of Mr. Mann approximately $230,100, for the year ended December 31, 2010 on the basis of the corresponding cost of commercial airfare. These payments were approved by the Audit Committee of the Board of Directors.
     The above related-party transactions were approved by a majority or more of the disinterested members of our Board of Directors. We believe that the foregoing agreements were and continue to be in our best interests. It is our current policy that all agreements between us and any of our officers, directors, 5% stockholders, or any of their affiliates, will be entered into only if such agreements are approved by a majority of our disinterested directors and are on terms no less favorable to us than could be obtained from unaffiliated parties.
HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are MannKind stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to MannKind Corporation, Investor Relations, 28903 North Avenue Paine, Valencia, CA 91355 or contact David Thomson at (661) 775-5300. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT
     A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 16, 2011, is available without charge upon written request to: MannKind Corporation, Investor Relations, 28903 North Avenue Paine, Valencia, CA 91355.
OTHER MATTERS
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ David Thomson
David Thomson
Vice President, General Counsel and Secretary
Valencia, California 91355
April [ ], 2011